Exhibit 99.1

Contact: Whirlpool Corporation
Media: Jill Saletta, 269/923-7405
Media@Whirlpool.com
Financial: Greg Fritz, 269/923-2641
Investor_Relations@whirlpool.com

TODMAN NAMED PRESIDENT WHIRLPOOL INTERNATIONAL AND BITZER NAMED PRESIDENT OF

WHIRLPOOL NORTH AMERICA

BENTON HARBOR, Mich. – December 16, 2009 – Whirlpool Corporation (NYSE: WHR) announced today that effective January 1, 2010, Michael A. Todman, currently president, Whirlpool North America, has been named president, Whirlpool International. In this global role, Todman will be accountable for the company’s international businesses in Europe, Latin America, Asia, and the Global Information Systems function. Todman will also be accountable for global strategic initiatives in innovation and energy efficiency, and he will continue to report to Whirlpool Chairman and CEO Jeff M. Fettig.

The company also announced that Marc R. Bitzer, currently executive vice president, Whirlpool Corporation, and president, U.S. Operations, is being promoted to the position of president, Whirlpool North America, succeeding Todman. Bitzer will report to Fettig.

“Mike Todman has led the North American business through one of the most challenging economic times in decades,” said Fettig. “He completed the integration of Maytag and positioned the business for growth. In his new role, Mike will focus on expanding our position in the rapidly-growing International markets and will also broaden his leadership of key global initiatives.

“During the past year, Marc Bitzer has led the U.S. operations to improved performance and strengthened our leading market position. I am confident that he will continue to lead improvements in our North American operating performance with an emphasis on growing our brands with innovation and disciplined marketplace execution.”

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion in 2008, 70,000 employees, and 67 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (2) the effects of the global economic crisis on our customers, suppliers and the availability of credit; (3) Whirlpool’s ability to continue its relationship with significant trade customers, including Sears Holding Corporation in North America (accounting for approximately 11% of Whirlpool’s 2008 consolidated net sales of $18.9 billion) and the ability of these trade customers to maintain or increase market share; (4) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (5) the ability of Whirlpool to manage foreign currency fluctuations; (6) litigation including product liability and product defect claims; (7) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (8) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (9) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (10) health care cost trends and regulatory changes that could increase future funding obligations for pension and other postretirement benefit plans; (11) Whirlpool’s ability to obtain and protect intellectual property rights; (12) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (13) the effects of governmental investigations or related actions by third parties; (14) the impact of labor relations; (15) our ability to attract, develop and retain executives and other qualified employees; (16) the cost of compliance with environmental and health and safety regulations. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

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